Exhibit 1.01

Kadant Inc.
Conflict Minerals Report
For the Year Ended December 31, 2016

Kadant Inc. (“Kadant,” “we,” or the “Company”) submits this Conflict Minerals Report for the calendar year ended December 31, 2016 pursuant to Section 13(p) of the Securities Exchange Act of 1934 and Rule 13p-1 (the Rule) and Form SD thereunder. The Rule imposes certain reporting obligations on SEC reporting companies whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, tin, tantalum and tungsten. This Conflict Minerals Report has not been audited by an independent private sector auditor.

Company Overview and Products

We design and manufacture equipment used in process industries, including papermaking, paper recycling, recycling and waste management, and in the production of oriented strand board. We have determined that certain conflict minerals are used in materials and components necessary to the functionality of certain products manufactured or contracted to be manufactured by the Company. We do not engage in mining of conflict minerals nor do we make purchases of raw ore or refined minerals and we rely on our suppliers to determine the source and origin of the conflict minerals used in our products.

The substantial majority of our products are manufactured from metals and other materials that do not contain conflict minerals or their derivatives, such as ductile iron castings, stainless steel and steel raw materials. However, certain of the materials and components in our equipment may contain derivatives of conflict minerals, including tungsten or certain alloys, such as red brass and bearing bronze, which contain tin.

Reasonable Country of Origin Inquiry and Due Diligence Process

For the 2016 reporting year, we conducted a reasonable country of origin inquiry (RCOI) on the source and chain of custody of the conflict minerals contained in products we manufacture or contract to manufacture. Our RCOI process was conducted for the conflict minerals we identified in our products and we believe this process was reasonably designed to determine whether any of the conflict minerals originated in the Democratic Republic of the Congo or an adjoining country (the Covered Countries) in circumstances that support armed groups in the region, or were from recycled or scrap sources. Based on information received to date, we are unable to conclude whether the conflict minerals present in the material or components supplied to us either originated outside the Covered Countries or were from recycled or scrap sources.

We designed our due diligence measures to conform, in all material respects, to the criteria set forth in the “OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas” (Second Edition). Our due diligence efforts in 2016 included the following:

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We previously adopted a conflict mineral policy regarding sourcing of conflict minerals contained in materials and components supplied to us. Our policy supports the goal of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which seeks to prevent armed groups engaged in human rights abuses in the Covered Countries from benefiting from the sourcing of conflict minerals from that region. To further that goal, we request information from our suppliers regarding the source and chain of custody of conflict minerals contained in the materials and components supplied to us. Our objective is to use suppliers whose conflict minerals are from recycled or scrap sources or do not originate in the Covered Countries.

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Our manufacturing operations identify the materials and components in products that we manufacture or contract to manufacture that may contain conflict minerals necessary to the products, by reviewing the bill of materials or material database for such materials and components.

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Our manufacturing operations then identify the first tier suppliers from whom these materials and components are purchased, advise these suppliers of our conflict minerals policy to determine the scope of the RCOI process. These suppliers are surveyed annually to complete a declaration designed to determine if the materials and components we purchase contain conflict minerals that originated from any of the Covered Countries. These suppliers are also requested to complete the Conflict Mineral Reporting Template developed by the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative (EICC/GeSI), a standardized reporting template to facilitate the transfer of information through the supply chain regarding mineral country of origin and identity of the smelters and refiners which processed the necessary conflict minerals contained in a manufacturer’s products.

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Our internal management team reviews the results of our supply chain due diligence. This team consists of members of our senior management, and includes our executive vice president and chief operating officer, our vice president, marketing and representatives of our legal and financial reporting groups. Our internal team oversees our conflict minerals policy and advises our manufacturing operations regarding the procedures for performing our reasonable country of origin inquiry.

Due Diligence Results

Our manufacturing operations annually survey their suppliers determined to be in scope for the RCOI process. We received responses back from approximately 91 percent of those suppliers surveyed for the 2016 RCOI. Of the suppliers that responded to our inquiries, none reported that the conflict minerals contained in their materials and components originated from the Covered Countries. We are unable to conclude whether the conflict minerals present in the materials or components supplied to us may have originated in the Covered Countries in circumstances that support armed groups in the region. We are also unable to identify the facilities used to process, or countries of origins of, the conflict minerals contained in the materials and components supplied to us.

Additional Steps to Mitigate Risk and Improve Due Diligence

Our efforts continue to focus on the identification of materials and components, the identification of direct suppliers, and the distribution and collection of the supplier declarations. Because we are several steps removed from smelters and mines, we must rely on our supply chain to conduct their own due diligence on country of origin. We intend to continue to improve our due diligence process to further mitigate any risk that the necessary conflict minerals in our products could benefit armed groups in the Covered Countries, including taking the following steps as appropriate:

•	Enhance our supplier management systems internally to support our supply chain due diligence efforts;

•	Continue to communicate our expectations to our suppliers that they provide adequate sourcing information to us;

•	Continue to engage with our suppliers to ensure transparency in our supply chain; and

•	Conduct additional due diligence with those suppliers who do not respond to our requests for supply chain information regarding their use of conflict minerals.

Forward-Looking Statements

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: this Conflict Minerals Report contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about our due diligence, supplier inquiries and our future intentions involving conflict minerals. A number of factors may affect our due diligence and inquiries, including gaps in product identification or product content information, errors or omissions of or by our suppliers, failures to provide smelter data or country of origin, and confusion or lack of knowledge concerning the requirements of the SEC’s final conflict minerals rule. These statements are based on the current expectations of our management and are neither promises nor guarantees of future performance of these actions. Subsequent events and developments may cause management’s views to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this report.

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